LIMITED POWER OF ATTORNEY FOR
SECTION 16 REPORTING OBLIGATIONS



KNOW ALL MEN BY THESE PRESENTS, that I, the undersigned, Rick J. Dobson, have by these presents constituted and appointed and in my place and stead put Leslie J. Parrette, Jr., Christopher Courts, Shannon Curran, Michael Shelby, and Marion Greenhaigh, severally, to be my true and lawful attorneys, for me and in my name to sign, file or register, electronically or otherwise, with the appropriate authorities all information, documents or filings in relation to the reporting required by law of any trading of my securities in Novelis Inc.

             I DECLARE that the power conferred in this Power of Attorney shall remain in full force and effect until due notice in writing of its revocation shall have been given by me.

             FURTHER, I ratify and confirm whatsoever my attorney shall lawfully do or cause to be done by virtue of these presents.

             THIS Power of Attorney hereby revokes all previous Powers of Attorney in respect of the subject matter hereof.

             IN WITNESS WHEREOF I have set my hand this 19th day of July, 2006.


	                                            /s/Rick Dobson